Exhibit 99.1

    TELULAR CORPORATION ANNOUNCES FOURTH QUARTER RESULTS AND NEW $4.2 MILLION
                                      ORDER

    Fourth Quarter Summary
    -- Total revenue of $14.3 million is a high water mark for fiscal year 2005, up 25% sequentially
    -- Sold off previously reserved inventories - positioned well for high volume production in China
    -- Announces $4.2 million order today from an additional Latin American Carrier
    --  Has now announced $40.6 million of new orders since August
    --  Announced $9.3 million of new equity in September

    VERNON HILLS, Ill., Oct. 27 /PRNewswire-FirstCall/ -- Telular Corporation (Nasdaq: WRLS) -- Telular Corporation reported revenue of $14.3 million for its fourth quarter ended September 30, 2005, compared to $18.6 million for the same period last year. The Company reported a fourth-quarter net loss of $2.5 million, or $0.18 per share, compared to net income of $0.5 million, or $0.04 per share, for the fourth quarter of fiscal year 2004.

    "Although we will never be satisfied with an operating loss, we are pleased to see that some of the progress of our new business strategy is beginning to show. In addition to increasing revenue 25% sequentially and booking new orders consistently over the past three months, we sold the inventory that caused large charges in the previous two quarters and we started volume production in China," said Michael J. Boyle, president and chief executive officer.

    For the full fiscal year 2005, the Company reported revenue of $52.4 million, compared to $76.0 million last year for the same period. The Company reported a net loss of $10.9 million, or $0.81 per share, this fiscal year, compared to a net loss of $0.7 million, or $0.05 per share, for the same period last year. The current year results include non-cash charges to cost of sales of $2.3 million for a write down of certain inventory to market value taken in previous quarters.

    Operating Details
    Fourth-quarter Fixed Wireless revenues of $10.3 million decreased $4.3 million compared to the same period last year due primarily to lower shipments to El Salvador, Mexico and Venezuela, while Wireless Alarm revenues of $4.0 million were unchanged from the same period last year. For the full fiscal year 2005, Fixed Wireless revenues of $36.8 million decreased $25.1 million compared to the same period last year, while Wireless Alarm revenues of $15.6 million increased $1.6 million over the same period last year, including a 15% increase in recurring service revenues to 9.1 million.

    "We expect significant recovery in sales to El Salvador, Mexico and Venezuela from the orders we announced since September," added Boyle.

    The Company's gross margin in the fourth quarter of 21% is 9 percentage points less than the same period last year. The decrease in margin stems from the combined effect of lower revenues, the sell off of problem inventory and forward pricing of certain products that will be manufactured in China at significantly lower costs beginning in the Company's first quarter of fiscal year 2006.

    For the full fiscal year 2005, gross margin of 21% is 7 percentage points less than last year.

    Fourth-quarter operating expenses are 8% higher than the same period last year due to increased sales coverage and travel costs and the effect of implementing Section 404 of the Sarbanes-Oxley Act of 2002. For the full fiscal year 2005, operating expenses are unchanged from the previous year.

    During the fourth quarter, the Company used $0.4 million of cash for operations, compared to generating $0.4 million of cash from operations during the same period of last year. Fourth-quarter investing activities used $4.6 million of cash compared to $0.9 million provided during the same period last year. Fourth-quarter financing activities provided $9.8 million of cash compared to $0.2 million provided for the same period last year.

    "Investing activities included a $4.0 million increase in restricted cash resulting from letters of credit that we put in place to back a portion of the orders placed on our new contract manufacturer in China," added Boyle.

    For the full fiscal year 2005, the Company used $5.1 million of cash for operations, compared to $1.9 million of cash used for operations during the same period of last year. At September 30, 2005, the Company had $22.1 million of cash and short term investments, $4.0 million of restricted cash and $36.5 million of net working capital, compared to $22.7 million of cash and short term investments, no restricted cash and $36.8 million of net working capital at the same time last year.

    Investor Conference Call
    Telular's quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227. For all callers the conference code is 1462772. You may also monitor the call via webcast at http://audioevent.mshow.com/257119 .

    About Telular
    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Delhi, Miami, London, Singapore, Mexico City and Johannesburg. For further company information, visit Telular at http://www.telular.com .

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

                           Financial Tables Follow ...

                               TELULAR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          AND STATEMENTS OF CASH FLOWS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                  BALANCE SHEET

                                                   September 30,    September 30,
                                                       2005             2004
                                                   -------------    -------------
ASSETS
   Cash and cash equivalents                       $      10,023    $      10,227
   Restricted cash                                         4,000                -
   Short term investments                                 12,075           12,450
   Trade accounts receivable, net
    of allowance for doubtful accounts
    of $185 and $192 at September 30,
    2005 and 2004, respectively                           11,106           12,844
   Inventories, net                                        7,655           10,636
   Prepaid expenses and other
    current assets                                           333              222
                                                   -------------    -------------
   Total current assets                                   45,192           46,379

   Property and equipment, net                             3,028            3,130
   Other assets                                            4,252            4,857
                                                   -------------    -------------
   Total assets                                    $      52,472    $      54,366
                                                   =============    =============

LIABILITIES AND STOCKHOLDERS'
 EQUITY

   Current liabilities                             $       8,680    $       9,565
   Total stockholders' equity *                           43,792           44,801
                                                   -------------    -------------
   Total liabilities and
    stockholders' equity                           $      52,472    $      54,366
                                                   =============    =============

    * At September 30, 2005, 16,111,015 shares were outstanding

                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                      Year Ended September 30,
                                                   -----------------------------
                                                       2005             2004
                                                   ------------     ------------
Net cash used in operating  activities             $     (5,062)    $     (1,920)

Net cash provided by (used  in) investing
 activities                                              (4,999)           5,785
                                                   ------------     ------------
Net cash provided by (used  before)
 financing activities                              $    (10,061)    $      3,865
                                                   ------------     ------------
Net cash provided by  financing
 activities                                               9,857            1,851

Net increase (decrease) in  cash and cash
 equivalents                                       $       (204)    $      5,716
                                                   ============     ============

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                                         Three Months Ended
                                                            September 30,
                                                   -----------------------------
                                                       2005             2004
                                                   ------------     ------------
Net product sales                                  $     11,805     $     16,313
Service revenue                                           2,389            2,079
Royalty revenue                                              90              197
                                                   ------------     ------------
Total revenue                                            14,284           18,589

Net product cost of sales                                 9,977           11,727
Service cost of sales                                     1,353            1,205
                                                   ------------     ------------
Total cost of sales                                      11,330           12,932

Gross margin                                              2,954            5,657

Engineering and development expenses                      1,833            1,967
Selling and marketing expenses                            2,445            1,992
General and administrative expenses                       1,290            1,195
                                                   ------------     ------------
   Income (loss) from operations                         (2,614)             503

Other income (expense), net                                 107                1
                                                   ------------     ------------
Net income (loss)                                  $     (2,507)    $        504
                                                   ============     ============
Net income (loss) per common share
Basic                                              $      (0.18)    $       0.04
Diluted                                            $      (0.18)    $       0.04

Weighted average number of common
 shares outstanding
Basic                                                14,185,230       13,240,858
Diluted                                              14,185,230       13,561,082

                               TELULAR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)
                                    Unaudited

                                                      Year Ended September 30,
                                                   -----------------------------
                                                       2005             2004
                                                   ------------     ------------
Net product sales                                  $     42,867     $     67,873
Service revenue                                           9,095            7,889
Royalty revenue                                             473              197
                                                   ------------     ------------
Total revenue                                            52,435           75,959

Net product cost of sales                                36,522           50,027
Service cost of sales                                     5,132            4,730
                                                   ------------     ------------
Total cost of sales                                      41,654           54,757

Gross margin                                             10,781           21,202

Engineering and development expenses                      6,958            7,542
Selling and marketing expenses                            9,495            9,267
General and administrative expenses                       5,494            5,114
                                                   ------------     ------------
   Loss from operations                                 (11,166)            (721)

Other income (expense), net                                 284               18
                                                   ------------     ------------
Net loss                                           $    (10,882)    $       (703)
                                                   ============     ============

Net loss per common share
Basic                                              $      (0.81)    $      (0.05)
Diluted                                            $      (0.81)    $      (0.05)

Weighted average number of common
 shares outstanding
Basic                                                13,517,314       13,125,438
Diluted                                              13,517,314       13,125,438

SOURCE  Telular Corporation
    -0-                             10/27/2005
    /CONTACT: Jeffrey L. Herrmann, Executive Vice President of Telular Corporation, +1-847-247-9400, or FAX: +1-847-247-0021, or E-mail:
jherrmann@telular.com /
    /Web site:  http://www.telular.com /